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BENCHMARK ELECTRONICS, INC.

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Benchmark Mails Letter to Shareholders

Highlights Superior Performance, Well Designed Strategy and Appropriate Compensation Policies

Refutes Engaged Capital’s Misguided Claims, Poorly Considered Proposals and Unfamiliarity with Benchmark’s Business and Industry

Urges Shareholders to Vote Today “FOR” the Company’s Highly Qualified Director Nominees on the WHITE Proxy Card

ANGLETON, Texas, April 6, 2016 -- Benchmark Electronics, Inc. (NYSE: BHE) today announced that it has mailed a letter to shareholders in connection with its upcoming 2016 Annual Meeting of Shareholders.

The full text of the letter follows:

Fellow Benchmark Shareholder:

In just a few weeks, you will be asked to make an important decision regarding your investment in Benchmark.  On May 11, 2016, at this year’s Annual Meeting of Shareholders, Benchmark shareholders will face a stark choice: to support the Company’s director nominees, who bring to Benchmark proven executive, financial and operational  expertise, intimate knowledge of our business, a superior track record of achievement, and a demonstrated commitment to creating value for all shareholders; OR to elect the nominees of a short-term, dissident shareholder, who offer little or no relevant experience or knowledge of the electronic manufacturing services (“EMS”) industry.

We urge you to protect the value of your investment by voting the WHITE proxy card “FOR” Benchmark’s experienced and highly qualified director nominees.

In its latest letter to you, Engaged Capital made several claims that are simply wrong regarding Benchmark’s performance, strategy, and compensation policies.  We need to set the record straight on these matters.  In addition, you should understand that over the last year Engaged Capital has required your Board of Directors and management to evaluate a number of poorly conceived proposals that demonstrate Engaged Capital’s unfamiliarity with our Company and industry, and further highlight the misguided nature of their proxy contest.

ENGAGED CAPITAL’S BASELESS ACCUSATIONS OF “CHERRY-PICKING” AND ITS OPAQUE VALUATION ADJUSTMENTS SHOULD NOT DISTRACT YOU FROM BENCHMARK’S STRONG PERFORMANCE

Engaged Capital’s letter accuses your Board and management of “cherry-picking” valuation periods to take advantage of catastrophic flooding in Thailand in 2011, and on the basis of ill-defined valuation adjustments purports to show that Benchmark does not trade at a premium multiple to its peers1.  These accusations are totally unjustified.  The Company’s progress is evident and represents substantial outperformance compared to our peers.

12/31/2011 - 12/31/2015	Benchmark	Peer Median	Peer Average
Revenue compound annual growth rate (“CAGR”)	+3.1%	(0.8)%	(0.9)%
Gross margin improvement	+2.4%	+0.2%	+0.3%
Non-GAAP operating margin improvement / (deterioration)	+2.0%	(0.2)%	(0.0)%
Cash conversion cycle (“CCC”) (improvement) / deterioration, days	(1)	+8	+4

We believe the performance periods and metrics used by Benchmark provide a more accurate basis for judging management and the Board.

Benchmark believes the most appropriate period to judge performance is since Benchmark’s Chief Executive Officer, Gayla Delly, and the current management team assumed leadership on January 1, 2012.  We have been transparent as to why we chose this period – in fact, it is clearly stated in our March 29 letter.

Even if you take Engaged Capital’s argument at face value and remove the immediate impact of the Thailand flooding by reviewing Benchmark’s performance since the end of 2012, we believe your current Board and management team deserve significant credit for substantially improving non-GAAP operating margin in comparison to peers.  Since 2012, Benchmark achieved a non-GAAP operating margin improvement of 69 basis points, which compares very favorably to the peer group’s median deterioration of 1 basis point (or the peer group average improvement of 14 basis points).  The gains made under the Board and current management team to become the highest margin operator in the industry, while overcoming significant business disruption from the Thailand flooding, should be acknowledged, not discounted.

Second, we have a well defined and comparable peer group that both analysts and investors recognize, which makes using a broader measure such as the S&P 1500, S&P 1500 IT and S&P 1500 EMS far less relevant – especially since the EMS sector has underperformed the S&P 500 over the last five years due to industry-specific challenges.

Benchmark believes that it is more insightful to compare stock price performance using medians rather than averages because it prevents outliers from skewing comparability.  This is a particular challenge for the EMS industry.  For example, when analyzing individual peer performance compared to average stock price performance, some of our peers show large increases on a percentage basis due to very low starting points.  Far from trying to skew data in our favor or provide misleading information, we are attempting to help you understand our industry and most objectively measure our performance and that of our peers.

1 Peer group consists of Celestica, Flextronics, Jabil, Plexus and Sanmina. All financial information in this letter relating to the peer group was derived from their public filings with the SEC.

When you examine our performance using what we believe are the most relevant and unbiased criteria, you see clearly that we have outperformed our peer group, contrary to Engaged Capital’s claims.

ENGAGED CAPITAL’S VALUATION ADJUSTMENTS ARE OPAQUE, DIFFICULT TO VALIDATE AND POSSIBLY INCORRECT

Despite a concerted effort to do so, neither our management team nor our financial advisors have been able to replicate the adjusted valuation metrics to which Engaged Capital alludes in its open letter without detailing the basis for its adjustments.  Even after making Engaged Capital’s so-called “apples-to-apples” and net cash adjustments, as described in its letter (which is the only basis we have to undertake the calculations), we calculate that Benchmark trades at a PE (excluding net cash) ratio in line with our peers.  That said, we fundamentally disagree with this approach to valuation as it entirely strips out the value of Benchmark’s strong cash position.

Moreover, we use the valuation metrics the market typically applies to our sector, PE and Enterprise Value/EBITDA multiples, rather than the metrics Engaged Capital has chosen.  We believe our shareholders rightfully value the strong cash position on our balance sheet and the strategic flexibility it lends us, especially when several of our peers have substantial net debt balances (including Flextronics, Jabil and Sanmina).

SECURE ACQUISITION ALIGNS DIRECTLY WITH BENCHMARK’S STRATEGY

Engaged Capital’s Logic Regarding the Transaction Is Flawed

The EMS industry is highly dynamic.  Companies must strategically evolve to remain competitive and drive shareholder value, due to the nature of the industry’s underlying technology-centric end markets.  The Secure Technology acquisition is consistent with Benchmark’s strategic objective to enhance its capabilities and expand its engineering-led solutions into higher-value markets.  The assertion that this is a “highly-concerning acquisition” illustrates Engaged Capital’s lack of understanding of our industry and Benchmark’s strategy.  To service customers, compete effectively, and create long-term shareholder value, Benchmark’s Board and management must continuously transform the Company.  This requirement is illustrated by the fact that over the last 10 years, Benchmark has had to manage significant fluctuations and deterioration in revenue levels from no less than half-a-dozen major customers.  The Secure acquisition is an important step in Benchmark’s ongoing strategy to continuously transform its business mix away from lower-value and volatile traditional markets and toward more stable, higher-value markets.  Shareholders have benefited substantially from our ability to increase our proportion of higher-value markets in our business mix from 32% of total revenue in 2007 to 55% in 2015.

We have received positive feedback from a number of investors as well as research analysts relating to the Secure transaction, as we expected.  The Secure acquisition represented the optimal use of capital among all alternatives reviewed at the time – including alternatives cited by Engaged Capital, which our Board duly considered.   We continue to see significant opportunity, as detailed below:

•	Secure expands Benchmark’s higher-value market leadership (particularly in defense), significantly scales Benchmark’s engineering-led solutions capabilities, and complements Benchmark’s rugged manufacturing focus; and
•	Secure provides greater impact to revenue growth, margins, EPS and long-term return on invested capital (“ROIC”) than alternate uses of capital considered, including a one-time debt-funded share repurchase that Engaged Capital has advocated to the Board and management.

As all companies in our sector have discovered as they try to transition to higher-value markets, generally we must pay multiples higher than EMS sector trading multiples because higher-value businesses like Secure have inherently different business, growth and margin profiles.  By contrast, under Engaged Capital’s flawed logic, no company should ever pay a premium for a strategic, growth- and margin-enhancing acquisition.  For Benchmark, this would meaningfully hinder our ability to move into higher-value end markets and generate real long-term value for our committed shareholders.  In addition, for Secure specifically, the multiple paid was actually at the low end of its peer group at the time, and was certainly justifiable given that Secure’s revenue growth trajectory is expected to be more than double our core revenue growth, and its EBITDA margins are approximately three times our core EBITDA margin.

Engaged Capital states that Benchmark is incentivized to deploy cash for dilutive purposes, such as acquisitions, because we include cash in our ROIC calculation.  We believe that cash is an important part of your capital and think it would be wrong to exclude it from the ROIC calculation.  We use ROIC in our long-term performance incentives, which reduces the risk that Engaged Capital suggests.  We do not use ROIC in our short-term performance incentives, where it may incentivize actions to drive short-term gains at the expense of making smart long-term investment decisions.

To ignore these facts and considerations, as Engaged Capital has, demonstrates a major disconnect in Engaged Capital’s logic and understanding of our business and industry.

YOUR BOARD’S INCENTIVE PLAN IS ALIGNED WITH SHAREHOLDERS’ INTERESTS

Your Board Remains Long-Term Shareholders of the Company

Benchmark has been publicly traded and widely owned for over 25 years.  Consequently, its level of director ownership reflects the maturity of the Company and industry.  Since 2011, director stock ownership has increased by 156%, with Board ownership at 1.0% versus the 0.8% peer median, or 1.0% peer average.

In 2011, Clay Williams, as Compensation Committee Chair, helped design and implement the Company’s first ROIC-based compensation plan in its history.  Our compensation construct, which importantly includes cash as capital in the ROIC calculation, was explicitly designed to incentivize management not to hoard cash on the balance sheet by counting un-invested capital against management.  Instead, the policy incentivizes management to deploy capital where it can earn a high return and to return excess capital to shareholders, shrinking the capital base and increasing ROIC.

Your Board views ROIC as an excellent long-term performance metric to encourage management to be prudent stewards of capital including cash.  However, it is a poor short-term incentive metric since (a) it is difficult to meaningfully impact ROIC in the short-term and (b) including it as a short-term metric can discourage management from making smart long-term investment decisions that enhance shareholder value.  Significantly, Benchmark is the only company within its peer group to include ROIC as a long-term metric – a fact that Engaged Capital acknowledged in its initial presentation to management in June 2015.

Finally, Engaged is accurate in saying that the Compensation Committee removed inventory turns as a short-term incentive target.  Inventory turns have been frequently used as a short-term target by the Company and the EMS industry.  As the Company has continued to transition to higher-value markets, we have added cash conversion cycle (“CCC”) as a short-term metric, which your Board believes is a more appropriate measure of working capital efficiency because it covers not just inventory, but all three major components of working capital (inventory, accounts receivable and accounts payable).  Importantly, the CCC target from a compensation perspective also matches the Company’s publicly stated CCC goals.

ENGAGED CAPITAL’S PROPOSALS HAVE BEEN POORLY THOUGHT-OUT AND EMPHASIZE ITS UNFAMILIARITY WITH OUR INDUSTRY AND OUR COMPANY

Over the past year, Engaged Capital has presented to the Board and management a series of proposals that were poorly conceived and that Engaged Capital subsequently abandoned, after the Board and management invested meaningful time and resources to evaluate and respond to its claims.  These ill-informed strategies reduce Engaged Capital’s credibility and reveal its unfamiliarity with the EMS industry and our Company.  For instance:

•	Engaged Capital proposed that Benchmark raise debt to increase visibility to sell-side banks, which would in turn potentially generate more analyst research coverage. This proposition was inherently dubious, and the Company and its advisors found it entirely unsupported when reviewing precedents. For example, two sell-side equity research analysts actually dropped coverage of one of our peers, Celestica, after it raised debt to finance a significant share repurchase in 2015. Not surprisingly, no new sell-side equity research analysts initiated coverage after Benchmark raised debt to finance the Secure acquisition.

•	Engaged Capital proposed that Benchmark pursue a large leveraged share repurchase through a “Dutch auction.” Absent from this proposal was any consideration of the consequences of a further reduction of trading liquidity which could potentially increase the difficulty for existing and new investors trading our stock. Second, a negative impact on our trading liquidity could potentially also narrow our sell-side equity research coverage. Third, Dutch auction repurchases typically require a premium to market price to effect and are, therefore, far less capital efficient than a steady long-term share repurchase program. Finally, precedent around Dutch auction share repurchases in our space shows that the consequences to shareholders dramatically offset potential benefits of utilizing these structures and large, one-time share repurchases.
•	A singular fixation on ROIC as a valuation metric, which while important, is secondary to revenue growth and margin enhancement. We believe it clear that long-term EMS shareholders recognize the critical importance of a strategic shift towards higher-value markets. As a result, in the EMS sector, premium valuation multiples are highly correlated to business mix, revenue growth and margin enhancement, and poorly correlated to ROIC.

Despite these ill-conceived proposals and the resulting distraction they have caused our management and the Board, and even in the face of openly hostile threats from Engaged Capital, we have been committed to maintaining an active and open dialogue with Engaged Capital, as we are with all our shareholders.

Your Board and management team remain focused on enhancing value for all Benchmark shareholders, and we are confident that continued execution of our strategic plan will allow us to achieve that goal.

PLEASE VOTE THE WHITE PROXY CARD TODAY

We strongly encourage you to vote “FOR” Benchmark’s eight highly qualified director nominees on the enclosed WHITE proxy card today.  Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect your investment in Benchmark by voting the WHITE proxy card.  We urge you to vote today by telephone, by internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.  Please do not return or otherwise vote any blue proxy card sent to you by Engaged Capital even as a protest.  If you have already sent back the blue card, you can still change your vote using the enclosed WHITE proxy card to support your Board’s highly qualified director nominees.

On behalf of your Board of Directors, we thank you for your continued support.

Sincerely,

David W. Scheible	Gayla J. Delly
Chairman of the Board of Directors	President and Chief Executive Officer

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue
New York, New York 10016
Proxy@mackenziepartners.com
Call Collect: (212) 929-5500
Or
Toll-Free (800) 322-2885

About Benchmark Electronics, Inc.

Benchmark provides integrated manufacturing, design and engineering services to original equipment manufacturers of industrial equipment (including equipment for the aerospace and defense industries), telecommunication equipment, computers and related products for business enterprises, medical devices, and test and instrumentation products.  Benchmark's global operations include facilities in seven countries, and its common shares trade on the New York Stock Exchange under the symbol BHE.

Forward-Looking Statements
This letter contains forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “expect,” “estimate,” “anticipate,” “predict” and similar expressions, and the negatives thereof, often identify forward-looking statements, which are not limited to historical facts. Our forward-looking statements include, among other things: guidance for 2016; statements, express or implied, concerning future operating results or margins; the ability to generate sales, income or cash flow; the benefits of the Secure acquisition and our ability to continue share repurchases; and Benchmark’s business and growth strategies and expected growth and performance. Although Benchmark believes these statements are based upon reasonable assumptions, they involve risks and uncertainties relating to our operations, markets and business environment generally. If one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All forward-looking statements included in this letter are based upon information available to Benchmark as of the date of this document, and the Company assumes no obligation to update them. Readers are advised to consult further disclosures on related subjects, particularly in Item 1A, “Risk Factors” of the Company’s annual report on Form 10-K for the year ended December 31, 2015, in its other filings with the U.S. Securities and Exchange Commission (the “SEC”) and in its press releases.

Additional Information and Where to Find It
Benchmark has filed a definitive proxy statement with the SEC with respect to the 2016 Annual Meeting and has mailed the definitive proxy statement and accompanying white proxy card to its shareholders. Benchmark shareholders are strongly encouraged to read the definitive proxy statement, the accompanying white proxy card and other documents filed with the SEC carefully in their entirety when they become available because they contain (or will contain) important information. Benchmark, its directors, executive officers and other employees may be deemed to be participants in   the solicitation of proxies from Benchmark shareholders in connection with the matters to be considered at Benchmark’s 2016 Annual Meeting. Information about Benchmark’s directors and executive officers is available in Benchmark’s definitive proxy statement for its 2016 Annual Meeting. Shareholders may obtain a free copy of the definitive proxy statement and any other documents filed by Benchmark with the SEC free of charge at the SEC’s website at www.sec.gov. Copies also are available free of charge on Benchmark’s website at www.bench.com under “Investor Relations – Annual Reports” or by contacting Benchmark Investor Relations at (979) 849-6550.

Non-GAAP Financial Measures
Non-GAAP operating margin equals income from operations, calculated excluding certain items required to be included in accordance with GAAP, divided by GAAP revenue. Due to these exclusions, non-GAAP operating margin is a non-GAAP financial measure.  A detailed reconciliation between non-GAAP operating margin and operating margin, its most closely comparable GAAP financial measure, is included below.

(In millions)	2011	2012	2013	2014	2015
Revenue (GAAP)	$2,253.0	$2,468.2	$2,506.5	$2,797.1	$2,540.9

Income from operations (GAAP)	$41.3	$75.6	$116.5	$100.1	$93.0
Operating margin (GAAP)[1]	1.8%	3.1%	4.6%	3.6%	3.7%
Restructuring charges and integration and acquisition costs	4.5	2.2	9.3	7.1	13.8
Asset impairment charge and other	-	-	2.6	(1.5)	-
Thailand flood-related items, net of insurance	3.4	9.0	(41.3)	(1.6)	-
Customer bankruptcy	-	-	-	5.0	-
Non-GAAP income from operations	$49.2	$86.8	$87.2	$109.2	$106.8
Non-GAAP operating margin[1]	2.2%	3.5%	3.5%	3.9%	4.2%

1 Equals line item immediately above divided by revenue (GAAP)